Exhibit 10.1

Agreement for Stationing Project into Industrial Park

(English Translation)

Party A: Administrative Committee of Hunan Hengyang Songmu Industrial Park

Party B: Shenzhen Ritar Power Co., Ltd.

Party B will station the project of lead-acid battery plates and lead-acid battery assembly (the “Project”) into Hunan Henyang Songmu Industrial Park (the “Industrial Park”). The total investment amounts of the Project will be RMB 0.8 billion and the required area of land for the Project will be about 400 Mu. The Project will be constructed in three phases within the next four years. After the Project reaches its designed production capacity, the estimated annual production value will be RMB 2.5 billion, the annual tax will be RMB 0.1 billion and it will provide 7,200 job opportunities. The investment amount in the first phase construction of the Project will be RMB 0.2 billion and a land plot with the area of 70 Mu will be requisitioned for the construction of the first production line of lead-acid battery plates, which is anticipated to become operational in October, 2007. The production capacity for lead-acid battery plates will be 25,000 tons per year by September, 2008 and the annual production value will be RMB 0.5 billion. The second phase construction will be conducted in November, 2008, for which phase a land plot with the area of 130 Mu will be requisitioned so as to meet the designed annual production capacity of 60,000 tons of lead battery plates. The annual production value will be RMB 1.2 billion. The third phase construction for battery plates and lead-acid battery assembly will be conducted in October, 2009, for which phase a land plot with an area of 200 Mu will be requisitioned so as to meet the designed production capacity of 85,000 tons of battery plates and its production value RMB 1.7 billion, the production value of lead-acid battery RMB 0.8 billion and the total annual production value for the Project RMB 2.5 million per year. Party A agrees that the Project will be constructed in the Industrial Park. The aggregate area of the land plot is about 400 Mu, for which the specific location begins 30 meters east along Huagong Road from the entrance of 107 State Highway and ends at the distance of 700 meters from the starting points (the final location shall be subject to the marks in the red-line map). The land is for industrial use purpose. In order to clarify the obligations between Party A and Party B, both Parties have entered into the following agreement (the “Agreement”):

1.
Party A agrees that Party B may station the Project of lead-acid battery plates and lead-acid battery assembly into the Industrial Park. All the land requisition fees for the first phase construction calculated on the basis of RMB 48,000 Yuan/Mu shall be paid to Party A. Any excesses beyond that amount shall be made up by Party A, including but not limited to:

(a) payment of the land compensation fee, relocation fee, compensation for attachments and structures to or green crops on the land and moving fee;

(b) payment of relevant fees which shall be submitted to central and provincial governments: tax on occupation of cultivated land, land use fee on the newly added construction land, reclaiming fee for cultivated land, flood-prevention funds, management fee for requisitioned land, expense of civil defense and cultural relic;

(c) expenses incurred during the process of the land use right application in connection with the following activities, but not limited to: survey, site election, purchase of drawings, geological hazard evaluation and reporting, covered mineral resources evaluation and reporting, compensation for water protection facilities, and vegetation recovery; and

(d) other expenses incurred for obtaining the land use right approval of state-owned land of the Project.

The land leveling shall be borne by Party B.

2.
The scope of land requisition

The area of the land plot for the first phase construction of the Project of Party B is about 70 Mu, for which the specific location begins 30 meters east along Huagong Road from the entrance of 107 State Highway and ends at the distance of 700 meters from the starting points (the final location and area shall be subject to the marks and records in the red-line map).

3.	Warranties of Party B

(a) The area of the requisitioned land for the Project shall be about 400 Mu. The Project will be constructed within the next four years. The area of the requisitioned land for the first phase construction of the Project shall be about 70 Mu. The Project shall become operational in October, 2007. The production capacity shall be 2,000 tons per month by September, 2008. The area of the requisitioned land for the second phase construction of the Project shall be about 130 Mu. The second phase construction shall be conducted in November, 2008 and shall finally meet the designed annual production capacity of 60,000 tons. The third phase construction shall be conducted in 2009. The annual production value shall be RMB 2.5 billion and the tax payment shall be RMB 0.1 billion respectively by 2011;

(b) The Project construction, production and operation shall comply with the relevant policies on state-owned land, zoning, environmental protection and security;

(c) In case Party B fails to start the construction on time within half a year after completion of the land requisition, Party A is entitled to repossess the land for free.

4.	Warranties of Party A

(a) In case Party B invests and constructs the Project according to this Agreement, Party A agrees to reserve the land for the second phase construction of this Project (about 130 Mu) for Party B and to provide such land to Party B on the basis of the unit price of the land used for the first phase construction of the Project, i.e. RMB 48,000/Mu. After Party B starts the construction of the land used for the first phase of the Project, Party A shall apply for the use right of the land to be used for the second phase construction of the Project. The location and price of such land shall be reserved till December, 2008. In case Party B fails to requisition the land and construct it within the planned geographic scopes or within such time limit, the location and price of the land shall not be reserved according the aforesaid stipulation. However, considering such land is reserved according to the prices agreed under this Agreement, in case such land is to be arranged through price listing and government industrial development fund, Party A shall provide partial capital support. If Party A fails to provide such capital support, the period of reserving such land shall be extended till October, 2009;

(b) Party A shall complete the relevant administrative procedures for Party B to station the Project into the Industrial Park within 20 working days after Party B has paid the land requisition fees in full amounts. Party A shall also coordinate to solve the relevant problems arising from the land requisition to ensure that Party B could start the construction as planned. Party B shall station into the Industrial Park to start the construction 20 working days after payment of the land requisition fees;

(c) Party B is entitled to the favorable policies on the parts of value-added tax and income tax which are reserved by the local authorities (three-year tax holiday followed by two-year 50% reduction) according to Circular Heng Fa [2006] No.1;

(d) Party A shall be liable for compensation and relocation of people who live on the land and assisting Party B in the preparation of the construction of the Project, including, but not limited to project proposal, state-owned land use right approval;

(e) Party A warrants that it will provide access of water, electricity and sewer facilities to the Project in the Industrial Park, but establishment of those facilities within the boundary of the land used for the Project shall be borne by Party B;

(f) Party A shall be responsible for coordinating to solve disputes arising from the construction, production and operation of the Project so as to provide an amicable economic environment for Party B;

(g) Party A shall be responsible for coordinating with the relevant authorities such as zoning, state-owned land, environmental protection, electricity, construction and fire control authorities to ensure that the Project can be constructed as planned;

(h) Party A shall apply for the land requisition on behalf of Party B according to laws after receiving the application documents submitted by Party B.

5.
Party B intends to invest in the Project as contemplated by the Agreement. In case Party B invests and constructs the Project according to the provisions under this Agreement, Party A shall approve such Project. Further, Party A will reserve a land plot of 200 Mu situated north of the land plot used for the first and second phases construction of the Project as the third phase construction land for the lead-acid battery assembly Project of Party B and provide the land plot to Party B at the same unit price of the land used for the first phase construction of the Project, i.e. RMB 48,000/Mu. The location and price of such land shall be kept and reserved till October, 2009. In case Party B fails to invest and construct according to the provision herein, Party A will no longer be required to provide Party B with land according to the above location and price.

6.
Method of Payment

According to the unit price of RMB 48,000/Mu, the land requisition fee for the land of about 62.8995 Mu to be used for the first phase construction shall be RMB 3,019,176 in an aggregate. Party B shall pay the whole land requisition fee to Party A within one week after the execution of this Agreement. Party A shall coordinate with the relevant provincial and municipal authorities with respect to the process of requisition of the land to be used for the Project and also assist in solving problems in connection with to the relocation of peasants who own the land collectively including their compensation to ensure that Party B can start the construction for the Project on time. Party A shall get the Land Use Certificate of State-owned Land within three months after receiving the whole land requisition fee from Party B. Moreover, Party A will lease to Party B a land plot with an area of 5.892 Mu in front of the land used for the first phase construction at the price of RMB 10,000/Mu. Party B will use such land for the construction of factory building. Party A will also transfer such land to Party B at the price of 48,000/Mu in the future. Neither Party A shall claim for ownership to the factory building nor interfere with the production and operation of Party B thereafter.

7.	Liability for Breach of Agreement

(a) In case Party B fails to make payment on time, it shall compensate Party A two times of the bank loan interests for the same period every month in delay on the basis of the total amounts payable by Party B. In case Party A fails to deliver the land to Party B for use on time, it shall compensate Party B two times of the bank loan interests for the same period every month in delay on the basis of the total amounts which have already been paid by Party B.

(b) In case Party A fails to get the Land Use Certificate of State-owned Land on time after Party B fully pays the land requisition fee in accordance with this Agreement, all losses incurred therefrom shall be born by Party A. In case the losses can not be quantified, Party B is entitled to require Party A to pay RMB 2,000,000 in one installment as compensation. In addition, Party B is entitled to terminate the Agreement.

(c) Party A warrants that there is no risk that Party B cannot get the Real Estate Certificate due to Party A’s reasons, especially by the reason that factory buildings of Party B are built on the leased land of Party A. In case the Real Estate Certificate could not be obtained due to such reasons, Party A shall pay RMB 2,000,000 to Party B as compensation. In case the Real Estate Certificate cannot be obtained exceeding 90 days after the occurrence of the above-mentioned event, it shall be deemed that the Real Estate Certificate cannot be obtained and Party A will be liable for losses Party B suffers. The date on which the above event occurs shall be determined through on-site witness by lawyers named by Party B to the relevant authorities and the witnessed documents shall be legally binding documents.

(d) In case Party A fails to coordinate to solve the relevant problems in connection with the industrial park zoning, state-owned land, environmental protection, construction, consumption, electricity and affiliated facilities, thus causing economic damages to Party B, Party A shall be liable for all the economic losses Party B suffers.

8.
The Agreement shall take into effect upon execution by both parties. After Party B has established a new company for such Project, Party B’s rights and obligations under this Agreement shall be transferred to the new company, Party A hereby acknowledges the validity of such transfer. Party A shall issue invoice for requisition of the land to the new company directly.

9.	Any other matters not covered under this Agreement shall be resolved through consultation by both parties.

10.	This Agreement shall be executed in six original sets with equal legal effect. Each party shall hold three original sets.

11.
Supplement: The area of the land requisitioned for the first phase construction under this Agreement has been adjusted to 68.7915 Mu and the acquisition price of land use right has been adjusted to RMB 3,301,992.

Party A: Administrative Committee of Hunan Hengyang Songmu Industrial Park

(Official Seal)

Date: April 15, 2007

Party B: Shenzhen Ritar Power Co., Ltd.

(Corporate Seal)

/s/ Jiada Hu

Name: Jiada Hu

Date: April 15, 2007